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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*

                            Spectralink Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                  847580 10 7
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                                 (CUSIP Number)

                                   (12/31/98)
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of This Statement)

    Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

    [ ] Rule 13d-1(b)
    [ ] Rule 13d(c)
    [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







                               Page 1 of 3 Pages
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SCHEDULE 13G                                                 Page 2 of 3 Pages

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                     February 17, 1999

                                     THE HILL PARTNERSHIP III, L.P.

                                     By  Hill Carman Ventures, L.P.,
                                         General Partner

                                     By: /s/ John G. Hill
                                        ------------------------------------
                                         John G. Hill, General Partner


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SCHEDULE 13G                                                   Page 3 of 3 Pages


                                                                      EXHIBIT B

                          JOINT FILING AGREEMENT

     Each of the undersigned hereby agrees and consents to the execution and joint filing on its or his behalf by The Hill Partnership III, L.P. of this
Schedule 13G regarding beneficial ownership of Common Stock of Spectralink Corporation as of December 31, 1998.

     IN WITNESS WHEREOF, the undersigned have executed this agreement as of the 12 day of February, 1999.





                                       THE HILL PARTNERSHIP III, L.P.

                                       By  Hill Carman Ventures, L.P.,
                                           General Partner

                                       By: /s/ John G. Hill
                                          ---------------------------------
                                          John G. Hill, General Partner

                                       Hill Carman Ventures, L.P.

                                       By: /s/ John G. Hill
                                          ---------------------------------
                                          John G. Hill, General Partner

                                       /s/ Carl D. Carman
                                       ------------------------------------
                                       Carl D. Carman


                                       /s/ John G. Hill
                                       ------------------------------------
                                       John G. Hill